Prospectus Supplement No. 9
Filed Pursuant to Rule 424(b)(3)
File No. 333-172630

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

(949) 399-4500

Prospectus Supplement No. 9

(to Final Prospectus dated April 6, 2011)

This Prospectus Supplement No. 9 supplements and amends the final prospectus dated April 6, 2011 relating to the sale from time to time of up to 2,672,040 shares of our common stock by certain selling shareholders.

On June 29, 2011, we filed with the U.S. Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K relating to the closing of a private placement (the “Offering”) originally disclosed by us on Form 8-K filed with the SEC on June 15, 2011. In the Offering, we received aggregate gross proceeds totaling $7,817,399, issued 2,504,927 shares of common stock to accredited investors, issued warrants entitling the investors to purchase up to 1,502,941 shares of common stock, and issued warrants entitling the placement agent to purchase up to 769,511 shares of common stock. A complete copy of the Form 8-K is attached hereto.

This Prospectus Supplement No. 9 should be read in conjunction with the final prospectus, as previously supplemented, which we refer to as the prospectus, and is qualified by reference to the prospectus except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained in the prospectus.

Our shares of common stock are quoted on the NASDAQ Global Market and trade under the ticker symbol “QTWW.” On June 29, 2011, the last reported sale price of our common stock was $3.28 per share.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 9 of the Final Prospectus dated April 6, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is June 30, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): 06/24/2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49629	33-0933072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17872 Cartwright Road, Irvine, CA 92614 (Address of principal executive offices, including zip code)

(949) 399-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On June 24, 2011, the Registrant closed its private placement offering of Common Stock Units (the “Offering”) to accredited investors (the “Investors”), which was originally disclosed by the Registrant on Form 8-K filed with the Securities and Exchange Commission on June 15, 2011 (the “Prior 8-K”). Each Common Stock Unit consisted of 100 shares of common stock and a warrant to purchase up to an additional 60 shares of common stock. The Registrant received aggregate gross proceeds totaling $7,817,399 from the Offering and issued to the Investors 2,504,927 shares of common stock and warrants to purchase up to 1,502,941 shares (“Investor Warrants”). Investor Warrants for up to 1,445,862 shares of common stock have an exercise price of $3.85 per share and the remaining Investor Warrants for up to 57,079 shares of common stock have an exercise price of $3.90 per share. The Investor Warrants are not exercisable for six months, have a five year term and contain standard anti-dilution provisions. The Investor Warrants permit cashless exercise unless the resale of the shares underlying the Investor Warrants have been registered under the Securities Act, in which case, they must be exercised for cash. The foregoing description of the Subscription Agreements and Investor Warrants is qualified by reference to the complete terms of such Subscription Agreements and Investor Warrants, the forms of which were filed with the Prior 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

J.P. Turner & Company, LLC (“JP Turner”) served as the exclusive placement agent in the Offering, and in consideration for its services received (i) an aggregate cash fee of approximately $878,248, (ii) a concession warrant with a term of seven years to purchase up to 307,250 shares of common stock (“First Concession Warrant”) at an exercise price of $3.85 per share, (iii) a second concession warrant (“Second Concession Warrant”) with a term of seven years to purchase up to 12,261 shares of common stock at $3.90 per share, and (iv) a retainer warrant with a term of seven years to purchase up to 450,000 shares of common stock (“Retainer Warrant” and, collectively with the First Concession Warrant and Second Concession Warrant, the “Placement Agent Warrants”) at an exercise price of $3.12 per share. The Placement Agent Warrants have identical terms with the exception of the exercise price per share. The Placement Agent Warrants cannot be exercised for a period of six months from the date of issuance, contain a cashless exercise feature and standard anti-dilution provisions. The foregoing description of the Placement Agent Warrants is qualified by reference to the complete terms of such warrants, the form of which was filed with the Prior 8-K as Exhibit 10.3 and is incorporated herein by reference.

The Company, the Investors and the Placement Agent also entered into a Registration Rights Agreement pursuant to which the Company agreed to file a registration statement within 30 calendar days of the final closing of the Offering (the “Required Filing Date”) to register the resale of the shares of common stock acquired by the Investors, and to register the resale of the shares issuable upon exercise of the Investor Warrants and the Placement Agent Warrants. The Company also agreed to use its best efforts to cause the registration statement to be declared effective within 60 days of the Required Filing Date (the “Required Effective Date”). In the event the Company fails to file the registration statement by the Required Filing Date, then the Company is obligated to immediately pay the Investors as compensation for such delay an amount equal to 1.5% of the gross proceeds received from the Offering. If the registration statement is not declared effective by the Required Effective Date, then the Company is obligated to pay the Investors as compensation for such delay an amount equal to 1.5% of the gross proceeds from the Offering for each 30-day period, or portion thereof, until the registration statement is declared effective; provided, however, the maximum aggregate amount that the Company is obligated to pay the Investors under the Registration Rights Agreement cannot, under any circumstances, exceed 12% of the gross proceeds from the Offering. The foregoing description of the Registration Rights Agreement is qualified by reference to the complete terms of such agreement, the form of which was filed with the Prior 8-K as Exhibit 10.5 and is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities

The disclosures made under Item 1.01 are incorporated in this Item 3.02 by reference. The Common Stock Units and the commom stock and Investor Warrants underlying such Common Stock Units and the Placement Agent Warrants were issued to “accredited investors” in transactions exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act and similar exemptions under applicable state securities laws. The sale of the securities did not involve a public offering and was made without general solicitation or general advertising. The Investors and the Placement Agent represented that they are accredited investors, as that term is defined in Regulation D, and that they acquired the Securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: June 29, 2011	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer